Exhibit 10.3

EMPLOYMENT AGREEMENT

INmune Bio International Limited
(Company No. 10105962)
48 Chancery Lane
London, WC2A 1JF
(the “Company”)

and

Mark Lowdell, PhD

(the “Employee”)

Effective Date: 1 November 2025

1. Position and Duties

(a) Title and Role. You are employed as Chief Scientific Officer of the Company. This position also includes serving as the Chief Scientific Officer of INmune Bio Inc., the parent company of the Company. You shall report to the Company’s Board of Directors or such person as the Board may designate. Your duties will include the scientific and strategic leadership of the Company’s programmes, including but not limited to the cell-medicine programmes, including research and development, pre-clinical, clinical, chemistry-manufacturing-controls (CMC) and related development functions, and such other duties as may reasonably be assigned from time to time.

(b) Place of Work. Your normal place of work will be the Company’s office in the Stevenage, UK area. You may be required to work remotely or to travel within the United Kingdom or abroad (including to the United States) as reasonably necessary for the performance of your duties.

(c) Secondment to Parent Company. You will remain an employee of INmune Bio International Limited and will also perform services for INmune Bio Inc. (USA) under which a secondment arrangement may be required if such duties exceed reasonable time commitments. All remuneration and benefits will be paid solely by the UK entity, which shall recharge costs to its parent as appropriate.

(d) Obligations to the Company. During your employment you shall devote your full business time, attention and abilities to the business of the Company, comply with all Company policies and not, without prior written consent, undertake other paid employment or consultancy. You may, however, participate in charitable, civic, or academic activities provided these do not conflict with your duties.

(e) No Conflicting Obligations. You confirm that you are not bound by any existing agreement or obligation which would conflict with your employment hereunder and that you have returned all property and confidential information belonging to any prior employer.

2. Working Hours

Your normal working hours are 37.5 hours per week, Monday to Friday.

You agree that the 48-hour weekly working limit under the Working Time Regulations 1998 shall not apply to your employment. You may withdraw this opt-out by giving three months’ written notice.

3. Salary and Bonus

(a) Base Salary. Your gross base salary is £25,000 per month (£300,000 per annum), payable monthly in arrears on or about the last working day of each month by bank transfer, subject to deductions required by law.

(b) Review. Your Base Salary will be reviewed periodically by the Board or its Compensation Committee but the Company is not obliged to increase it.

(c) Bonus. You will be eligible to be considered for an annual discretionary bonus of up to 20 percent of Base Salary, dependent on individual and Company performance criteria set by the Board. You must be in employment and not under notice at the payment date to be eligible.

4. Benefits

(a) Pension. You will be automatically enrolled into the Company’s pension scheme in accordance with the Pensions Act 2008. Details of the scheme and your rights to opt out will be provided separately.

(b) Sick Pay. You will be entitled to Statutory Sick Pay (SSP) in accordance with UK law.

(c) Other Benefits. You will be eligible to participate in benefit plans generally available to senior employees, subject to plan rules and the Company’s discretion.

5. Holiday

You are entitled to 25 working days paid holiday per holiday year, 1 January to 31 December, in addition to the usual public holidays in England and Wales. Holiday accrues pro rata during the first and last years of employment. Unused holiday may not be carried forward or paid in lieu except as required by law or approved by the Company.

6. Business Expenses

The Company will reimburse you for all reasonable business expenses properly incurred in the performance of your duties, in accordance with the Company’s expense-reimbursement policy and upon provision of appropriate documentation.

7. Confidentiality and Intellectual Property

Your obligations concerning confidentiality, inventions and intellectual-property ownership are set out in Attachment A – Confidential Information and Invention Assignment Agreement, which forms part of this Agreement.

8. Termination

(a) Notice Period. Either party may terminate your employment by giving not less than three (3) months’ written notice, or payment in lieu of notice by the Company.

(b) Summary Dismissal. The Company may terminate your employment without notice or payment in lieu for gross misconduct or other circumstances entitling summary dismissal under English law.

(c) Termination on Death or Permanent Disability. Employment shall terminate automatically upon death or upon your inability to perform the essential functions of your position, with or without reasonable accommodation, for a period of 90 consecutive days due to physical or mental impairment (“Permanent Disability”).

(d) Obligations on Termination. Upon termination you must return all Company property and comply with your continuing obligations of confidentiality.

9. Severance

If the Company terminates your employment for any reason other than Cause, death or Permanent Disability, you shall receive severance pay equal to 18 months of Base Salary, payable in accordance with normal payroll cycles and subject to statutory deductions. Such severance payments are inclusive of any statutory or contractual notice pay, redundancy pay or other termination entitlements. Receipt of severance is conditional upon your execution (without revocation) of a full release of claims in the Company’s standard form.

For these purposes, “Cause” means gross misconduct or other circumstances entitling the Company to dismiss you without notice under English law.

10. Grievance and Disciplinary Procedures

The Company’s disciplinary and grievance procedures apply to your employment. Copies are available in the Company’s Employee Handbook or from Human Resources. These procedures are non-contractual and may be amended by the Company from time to time.

11. Indemnification

The Company shall indemnify you to the maximum extent permitted by applicable law and its articles of association and shall maintain directors’ and officers’ liability insurance covering you while you serve the Company.

12. Data Protection

Your personal data will be processed by the Company in accordance with its Data Protection Policy and the UK GDPR for employment-related purposes.

13. Entire Agreement and Miscellaneous

(a) This Agreement (including Attachment A) constitutes the entire understanding between the parties and supersedes all prior oral or written agreements relating to your employment.

(b) No amendment or waiver shall be effective unless in writing and signed by both parties.

(c) This Agreement and any dispute or claim arising from it shall be governed by and construed in accordance with the laws of England and Wales, and the parties submit to the exclusive jurisdiction of the courts of England and Wales.

(d) If any provision of this Agreement is found invalid or unenforceable, it shall be deemed amended to the minimum extent necessary to comply with law, and the remainder shall remain in full force and effect.

(e) This Agreement may be executed in counterparts, each of which shall constitute an original but together one instrument.

14. Acknowledgement and Acceptance

Please sign and date below to indicate your acceptance of the terms of employment set out herein and return one fully executed copy to the Company.

For and on behalf of INmune Bio International Limited		Accepted and Agreed by:

Signature:	/s/ David Moss	Signature:	/s/ Mark Lowdell
Name:	David Moss	Name:	Mark Lowdell, PhD
Title:	UK Director & Company CEO
Date: November 26, 2025		Date: November 26, 2025

Attachment A: Confidential Information and Invention Assignment Agreement

ATTACHMENT A

INmune Bio EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

This Employee Confidential Information and Invention Assignment Agreement (this “Agreement”) between me and INmune Bio Inc., a Nevada Corporation (the “Company” and, collectively with any and all of its current or future subsidiaries, affiliates, successors or assigns, the “Company Group”), is effective as of the first day of my employment by the Company, is a condition of my becoming employed (or my employment being continued) by the Company, and confirms and memorializes the agreement that (regardless of the execution date hereof) the Company Group and I have had since my employment’s commencement (which, for purposes of this Agreement, includes any service relationship to the Company or any other member of the Company Group that I may have had prior to becoming an employee) (the date of such commencement, the “Effective Date”). I acknowledge that this Agreement is a material part of the consideration for my employment or continued employment by the Company or any other member of the Company Group (the “Relationship”). In exchange for the foregoing and other good and valuable consideration, including my access to and use of Company IP and Confidential Information (in each case as defined below), I hereby agree to the following:

1. Confidentiality.

(a) Confidential Information Definition. “Confidential Information” means any and all information and physical manifestations thereof not generally known or available outside the Company Group and information and physical manifestations thereof entrusted to the Company Group in confidence by third parties, whether or not such information is patentable, copyrightable or otherwise legally protectable, and without regard to whether such information and physical manifestations thereof are marked or otherwise designated as “confidential”, “proprietary”, or something similar. Confidential Information includes, without limitation: (i) Company IP (as defined below); (ii) IP owned or licensed by the Company Group prior to or outside of this Agreement; (iii) Company Data (as defined below); (iv) access credentials, such as username, password, security key, security token, or PIN; (v) lists of, or information relating to, employees and consultants of the Company Group (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants); and (vi) lists of, agreements with, or information relating to, suppliers and customers (including, but not limited to, customers of the Company Group on whom I called or with whom I became acquainted during the Relationship) and any other third parties, price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company Group either directly or indirectly, whether in writing, electronically, orally, or by observation. Notwithstanding the foregoing, Confidential Information does not include information that is generally available to and known by the public through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Protection of Information. I understand that during the Relationship, the Company intends to provide me with certain information, including Confidential Information, without which I would not be able to perform my duties to or for the Company. At all times during the Relationship and thereafter, I shall hold any and all Confidential Information that I obtain, access, or create during the Relationship in strictest confidence, shall not use such Confidential Information except for the Company’s benefit and to the extent necessary to perform my obligations to the Company in connection with the Relationship, and shall not disclose such Confidential Information to any third party without written authorization from the Company in each instance. I shall comply with the foregoing obligations whether or not during working hours, until the information at issue is no longer Confidential Information as described herein. I will not make copies of any Confidential Information (including any documents, records, files, media, or other resources containing any Confidential Information) except as authorized by the Company or in the ordinary course of my obligations to the Company in connection with the Relationship. I shall not use Confidential Information in violation of any applicable laws.

(c) Third Party Information. During the Relationship and thereafter, I will not improperly use or disclose to the Company Group any confidential, proprietary or secret information of my former employer(s) or any other person, and I will not bring any such information onto the Company Group’s property or place of business or upload or transfer any such information to the Company Group’s property, devices, or cloud services accounts.

(d) Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company Group may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

(e) Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized Government Agency (as defined below), provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. To the extent legally permissible, I shall promptly provide reasonable advance written notice of any such order to an authorized officer of the Company. Without limiting the generality of the foregoing, nothing herein prohibits or restricts me from engaging in activities protected under applicable law including communicating with, filing a charge or complaint with, providing documents or information without notice to the Company Group voluntarily or in response to a lawfully-served subpoena or other information request to, or otherwise participating in any investigation or proceeding that may be conducted by, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (each a “Government Agency”), engaging in concerted activities for the purpose of collective bargaining or other mutual aid or protection, or otherwise disclosing information as permitted by applicable law, regulation, or order protected under Section 7 of the National Labor Relations Act or similar state laws, or discussing or disclosing information about harassment, discrimination or any other conduct that I have reason to believe is unlawful, an unfair employment practice or in violation of a clear mandate of public policy. Further, this Agreement does not affect my immunity under the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), which provides in relevant part as follows:

(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

2. IP Matters.

(a) Certain Definitions.

(i) “IP” means any and all: (A) processes, machines, manufactures, compositions of matter, and other potentially patentable subject matter of any kind, as well as discoveries, ideas, inventions (whether or not reduced to practice), algorithms, calculations, methods, techniques, technology, equipment, tools, devices, apparatuses, systems, compounds, formulations, designs, and configurations; (B) written, photographic, audio, video, audiovisual, or other content of any kind (in whatever form embodied), including without limitation software (in whatever form embodied, including source and executable code), content, textual or artistic works, videos, graphics, sound recordings, mask works, manuals, documentation, communications, specifications, memoranda, communications, records, laboratory notebooks, flowcharts, presentations, notes, reports, lists, and other works of authorship and other potentially copyrightable subject matter of any kind; (C) trade names, trade dress, slogans, logos, trademarks, service marks, and other source identifiers and other trademarkable subject matter of any kind; (D) social media handles and domains; (E) trade secrets (including those trade secrets defined under any applicable laws, including without limitation the Uniform Trade Secrets Act and DTSA), business, technical and know-how data and information, non-public information, and confidential information, including all know how, processes, customer, client, and personnel lists or data, business and marketing plans, and marketing information and rights to limit the use or disclosure thereof by any person; (F) data, databases, and data collections of any kind; and (G) any tangible embodiments, enhancements, improvements, derivatives, or modifications of any kind of any of the foregoing; in each case with respect to subsections (A) through (G) whether or not any of the foregoing is patentable, copyrightable, trademarkable, or otherwise legally protectable.

(ii) “IP Rights” means any and all patent rights, copyright rights, trademark rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any kind throughout the world (including any rights to apply therefor, any applications therefor, and the right to claim priority to any such applications, as well as all rights to pursue remedies for past or future infringement or violation thereof) in or to IP.

(iii) “Company IP” means, other than Excluded IP: (A) IP that I solely or jointly author, discover, develop, conceive, or reduce to practice during the period of, or otherwise in connection with, the Relationship or that includes, incorporates, or otherwise relies upon the use of or results from access to, Confidential Information; (B) any other work product, deliverables, materials, compilations, analyses or information or any output of AI Technology, in each case that I solely or jointly author, discover, develop, conceive, or reduce to practice in connection with, or otherwise during the period of, or otherwise in connection with, the Relationship, including without limitation Confidential Information; and (C) all IP Rights in any of the foregoing.

(iv) “Employee Background IP” means IP that, as of the Effective Date: (A) has been created by me or on my behalf; (B) (x) is owned exclusively by me or jointly by me with others or (y) in which I otherwise have an ownership interest; (C) relates in any way to any of the Company Group’s actual or proposed businesses, products, services, or research and development; and (D) which is not intended to be assigned to the Company hereunder.

(v) “Excluded IP” means IP that I solely or jointly author, discover, develop, conceive, or reduce to practice in connection with, or otherwise during the period of the Relationship that: (A) qualifies fully for exclusion under the provisions of applicable state law, if any, including but not limited to those attached hereto as Exhibit A; or (B) the IP: (1) was otherwise authored, discovered, developed, conceived, or reduced to practice entirely on my own time and without the use of any member of the Company Group’s equipment, supplies, facilities, or Confidential Information, (2) did not relate at the time of authorship, discovery, development, conception, or reduction to practice to any member of the Company Group’s business, or actual or demonstrably anticipated research or development, and (3) did not result from any work performed by me for any member of the Company Group.

(b) Use or Incorporation of Employee Background IP and Excluded IP. If I use or incorporate into any of the Company Group’s products, services, processes, or machines, or create in any Company IP any dependency on, any Employee Background IP or Excluded IP, I will promptly inform the Company in writing. Whether or not I give such notice, I hereby grant to the Company a perpetual, irrevocable, fully paid-up, royalty-free, worldwide, fully transferable and sublicensable (through multiple tiers), nonexclusive right and license to practice and exploit such Employee Background IP and Excluded IP and to make, have made, copy, modify, prepare derivative works of, use, sell, import, and otherwise distribute and commercialize the product, service, process, machine, or Company IP in which it was used or incorporated, or with respect to which the Company Group has such a dependency.

(c) Company IP and Excluded IP.

(i) Records and Disclosure. I shall keep and maintain adequate and current written records of all IP made or conceived by me (solely, or jointly with others) during the Relationship, which such records shall be considered Company IP. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. I will make the records available to the Company Group on request. I will not remove such records from the Company Group’s place of business or systems except as expressly permitted by the Company’s policy which may, from time to time, be revised at the Company’s sole election. Without limiting the generality of the foregoing, I will promptly make full written disclosure to the Company of all IP that I solely or jointly author, discover, develop, conceive, or reduce to practice during the period of, or otherwise in connection with, the Relationship for, among other things, the Company to determine which IP is Company IP and which is Excluded IP.

(ii) Ownership of Company IP. The Company Group and I intend for all Company IP to be owned solely and exclusively by the Company. I acknowledge that, to the extent permitted by law, all Company IP consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. §101), are fully compensated by my salary, and such copyrights are therefore owned by the Company. With respect to all other Company IP, or to the extent not otherwise vested in the Company by operation of law, I will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, for no additional consideration, all of my right, title and interest in and to any and all Company IP. I further hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any Company IP. If I have any rights to Company IP that cannot be assigned to the Company, I hereby grant to the Company a perpetual, irrevocable, fully paid-up, royalty-free, worldwide, fully transferable and sublicensable (through multiple tiers), exclusive right and license to practice and exploit such rights and to make, have made, copy, modify, prepare derivative works of, use, sell, import, and otherwise distribute and commercialize any Company products or services that may practice such rights. Without limiting the generality of the foregoing, to the extent I have any rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (“Moral Rights”) in Company IP that cannot be assigned or exclusively licensed under applicable law, I hereby waive and agree not to enforce any such Moral Rights, including without limitation any limitation on subsequent modification, to the extent permitted under applicable law.

(iii) Further Assurances; Power of Attorney. During and after the Relationship, I agree to reasonably cooperate with the Company, at the Company’s expense and within the Company’s timeframe, to: (i) apply for, obtain, perfect, and transfer to the Company all Company IP; and (ii) maintain, protect, and enforce the same, including without limitation by participating in litigation and regulatory proceedings, as well as executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments requested by the Company. I hereby irrevocably grant the Company a power of attorney to execute and deliver any such documents on my behalf in my name and to do all other lawfully permitted acts to transfer the Company IP to the Company and further the transfer, issuance, prosecution, and maintenance of all IP Rights therein, to the fullest extent permitted by law, if I do not promptly cooperate with the Company’s requests (and without limiting any other rights or remedies the Company may have in such circumstances). The foregoing power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

(iv)       Publicity. I hereby consent to any and all uses and displays by the Company Group and its agents of my name, voice, likeness, image, appearance, and biographical information in any media, at any time during or after the Relationship, for all legitimate promotional, marketing, and educational purposes of the Company Group in connection with the Relationship. I hereby forever release the Company Group and its directors, officers, employees, and agents from and against any and all claims, actions, damages, losses, costs, expenses, and liabilities of any kind, arising under any legal or equitable theory whatsoever, relating to any such permitted use of any of the foregoing.

3. Privacy.

(a) Personal Information Definition. “Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household.

(b) Privacy Notice. I acknowledge that:

(i) the Company Group collects certain Personal Information about me, which may include contact information, identification materials, demographic information, professional information, education and training information, financial information, benefits information, security credentials, information about my activity on and use of the Company Group’s facilities and its telecommunications, networking and information processing systems, as well as other work related information. The Company Group may collect such information directly from me as well as from supervisors, colleagues, customers, vendors, publicly available sources and other third parties I may interact with as an employee of the Company. In addition, the Company Group may also collect this information through service providers and other third parties that collect it on the Company Group’s behalf, such as communications providers, payroll providers and benefits providers; and

(ii) the Company Group uses my Personal Information in the ordinary course of business for purposes such as: recruiting, onboarding, staffing, leave, personnel evaluations, promotions, performance management, training, discipline; supporting and managing personnel; managing access to or use of company systems, facilities, records, property and infrastructure; monitoring employee conduct and compliance with the Company Group’s policies and practices; improving efficiency; compensation, payroll, and benefit planning and administration; managing business travel; communicating with and between personnel, as well as with designated emergency contacts; investigating, documenting and reporting work-related injuries, illnesses, or grievances; conducting other internal investigations, audits, and risk assessments; fulfilling contractual obligations to personnel and third parties; and complying with applicable laws.

4. Company Property.

(a) Company Equipment; Returning Company Documents. I acknowledge that I have no expectation of privacy with respect to the Company Group’s telecommunications, networking or information processing systems (including, without limitation, files, email messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored or reviewed at any time without notice. I further acknowledge that any property situated on the Company Group’s premises or systems and owned by the Company Group, including storage media, filing cabinets or other work areas, is subject to inspection by the Company Group’s personnel at any time with or without notice. At the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company Group.

(b) Company Data. I acknowledge that my work may involve dealing with information (including Confidential Information) relating to the Company Group’s customers, potential customers, end-users, suppliers, potential suppliers, employees, independent contractors and other personnel, and others with whom the Company Group has a relationship, including, without limitation, unique identifiers, financial, health, educational, biometric, online activity, location, employment details, and derived profiles (collectively, “Company Data”). I am aware of the need to adhere to privacy laws such as the Health Insurance Portability and Accountability Act (HIPAA) for health information, and the Fair Credit Reporting Act (FCRA), among other laws and regulations related to Company Data. I will protect Company Data with strong security measures, restricting data access to authorized personnel, and ensuring compliance with legal standards for handling and disclosing such information. If a data breach occurs, I will promptly report it and assist in the response. I will also follow the Company’s privacy policies, stay informed about privacy obligations, and participate in necessary training. I will treat Company Data as confidential and in compliance with all applicable laws, and will not collect, use, retain or disclose Company Data for any purpose other than as necessary for the purpose of performing legitimate business activities within the scope of the Relationship. I acknowledge that failure to adhere to the policies, procedures, contractual restrictions, and instructions that the Company Group has implemented to protect the privacy and security of Company Data is a violation of the terms of my employment. I further acknowledge that, without limiting other potential remedies, any such failure may result in termination of my employment.

5. Non-Solicit.

(a) Generally. As described above, I acknowledge that the Company Group’s Confidential Information includes information relating to the Company Group’s customers, potential customers, end-users, suppliers, potential suppliers, employees, independent contractors, and other personnel, and others, and I will not use or disclose such Confidential Information except as authorized by the Company in advance in writing. I further agree as follows:

(i) Employees and Independent Contractors. During the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason (the “Restriction Period”), whether with or without cause, I shall not, directly or indirectly, solicit any of the Company Group’s employees or independent contractors with whom I have worked or otherwise had contact during the Relationship or with respect to whom I have Confidential Information to terminate their relationship with the Company Group, either for myself or for any other person or entity.

(ii) Other Parties. During the Relationship, I will not solicit or influence or attempt to influence any actual or potential customer, either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company Group.

(b) Notice to Third Parties. During the Restriction Period, I shall inform any entity or person with whom I may seek to enter into a business relationship (whether as an owner, employee, independent contractor or otherwise) of my contractual obligations under this Agreement. I acknowledge that the Company Group may, with or without prior notice to me and whether during or after the Relationship, notify third parties of my agreements and obligations under this Agreement. To the fullest extent permissible under applicable law, upon written request by the Company Group, I will respond to the Company Group in writing regarding the status of my employment or proposed employment with any party during the Restriction Period.

6. Representations and Covenants.

(a) AI Technology. Without limiting any of my other obligations under this Agreement, I will not: (i) input any Confidential Information (including, without limitation, any Company Data) into any software, application, technology or platform that leverages machine learning (including, without limitation, any artificial intelligence, generative artificial intelligence, predictive artificial intelligence, and other applied statistics) (collectively, “AI Technology”); or (ii) use any AI Technology or any output of any AI Technology in connection with the Relationship, including, without limitation, in the development of any Company IP; in each case of (i) or (ii), except in accordance with the Company’s then-current policies and procedures (if any) or as otherwise expressly authorized by the Company in writing.

(b) Facilitation of Agreement. I shall execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so.

(c) No Conflicts. I acknowledge and agree that I have a duty of loyalty to the Company during the course of the Relationship. Without limiting the generality of the foregoing, to the fullest extent permitted under applicable laws, while I render services to the Company, I will not engage in, launch, or encourage others to launch any other company, venture, employment, consulting project or other business activity (whether on a full- or part-time basis) that would create a conflict of interest with the Company Group or that would, directly or indirectly, constitute my engagement in or participation in any business that is competitive in any manner with the Company Group’s business, nor will I solicit or influence or attempt to influence any actual or potential customer to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company Group with respect to such products and/or services. I represent and warrant that my performance of my duties for the Company and all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third party (including without limitation any former employer), including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship. I will not induce the Company Group to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I shall not enter into any written or oral agreement that conflicts with the provisions of this Agreement without the Company’s prior written consent.

(d) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

7. Acknowledgment. I acknowledge that the duties to be performed by me for the Company are of a special and unique character, that I will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and marketing strategies by virtue of my employment, and I agree that the terms of this Agreement are reasonable under such circumstances. I further acknowledge that the amount of my compensation reflects, in part, my obligations and the Company’s rights under this Agreement and I have no expectation of any additional compensation, royalties, or other payment of any kind in connection with my performance of this Agreement, that I will not be subject to undue hardship by reason of my full compliance with this Agreement or the Company’s enforcement thereof.

8. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state in which I am employed by the Company, or, if I am a remote employee, reside, without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to its subject matter and merges and supersedes all prior discussions between us, provided that this Agreement shall not supersede or be superseded by, and shall be read in conjunction with, any arbitration agreement, non-solicitation, and confidentiality agreement or other restrictive covenants entered into between the parties to the fullest extent permitted under applicable law. No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if I am an officer of the Company, I will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(d) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(e) Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected. The Company and I have attempted to limit my right to use, maintain and disclose the Company Group’s Confidential Information, and to limit my restrictions only to the extent necessary to protect the Company Group from unfair competition. Should a court of competent jurisdiction determine that the scope of the covenants contained in this Agreement exceeds the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time.

(f) Remedies. I acknowledge that violation of this Agreement by me may cause the Company irreparable harm, and therefore I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions, in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g) Advice of Counsel. I acknowledge that, in executing this agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

(h) Survival. The terms and provisions that reasonably should survive the termination or expiration of this Agreement in order to give proper effect to its nature or intent shall survive such termination or expiration.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution via an electronic signature system, facsimile copy or scanned image will have the same force and effect as execution of an original, and an electronic signature, facsimile or scanned image signature will be deemed an original and valid signature.

[Signature Page Follows]

The parties have executed this Employee Confidential Information and Invention Assignment Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.

The Company:

INmune Bio Inc.

By:	/s/ David Moss
(Signature)
Name:	David Moss
Title:	Chief Executive Officer

Address:
225 NE Mizner Blvd., STE 640
Boca Raton, FL 33432 USA

Date:	November 26, 2025

EMPLOYEE:

By:	/s/ Mark Lowdell
(Signature)
Name:	Mark Lowdell, PhD

Date: November 26, 2025